Back to Form 8-K	Exhibit 99.1

WELLCARE REPORTS FOURTH QUARTER
AND FULL-YEAR 2015 RESULTS

REAFFIRMS 2016 ANNUAL GUIDANCE

TAMPA, Fla. (Feb. 9, 2016) - WellCare Health Plans, Inc. (NYSE: WCG) today reported results for the fourth quarter and full-year 2015. As determined under generally accepted accounting principles (GAAP), net income for the fourth quarter of 2015 was $13.0 million, or $0.29 per diluted share. Adjusted net income for the fourth quarter of 2015 was $26.9 million, or $0.60 per diluted share.

WellCare reported GAAP net income for the full-year 2015 of $118.6 million, or $2.67 per diluted share. Adjusted net income for 2015 was $152.7 million, or $3.44 per diluted share.

“We are pleased with our fourth quarter and full-year 2015 results,” said Kenneth A. Burdick, WellCare’s chief executive officer. “In 2015, we improved the performance of each of our lines of business, successfully secured our Kentucky and Georgia Medicaid contracts and meaningfully improved our balance sheet. We remain focused on continued operational and financial improvements and believe we are well-positioned for growth opportunities.”

Key Metrics	Fourth Quarter 2015	Full-Year 2015
Earnings per Diluted Share (GAAP)	$0.29	$2.67
Adjusted Earnings per Diluted Share*	$0.60	$3.44

Total Premium Revenue (GAAP) ($ millions)	$3,493.0	$13,874.8
Adjusted Premium Revenue* ($ millions)	$3,405.3	$13,560.9

Segment Premium Revenue ($ millions):
Medicaid Health Plans (GAAP)	$2,346.4	$9,074.3
Adjusted Medicaid Health Plans*	$2,258.7	$8,760.4
Medicare Health Plans	$961.7	$3,898.8
Medicare Prescription Drug Plans (PDP)	$184.9	$901.7

Segment Medical Benefits Ratios (MBR):
Medicaid Health Plans (GAAP)	86.3%	86.7%
Adjusted Medicaid Health Plans*	89.6%	89.8%
Medicare Health Plans	88.7%	87.2%
Medicare Prescription Drug Plans (PDP)	67.3%	78.7%

Selling, General and Administrative (SG&A) Ratio (GAAP)	9.8%	8.2%
Adjusted SG&A Ratio*	9.0%	7.9%

*Refer to the basis of presentation for a discussion of non-GAAP financial measures.

Highlights

•
As previously announced on January 12, 2016, WellCare entered into a new $850 million senior unsecured revolving credit facility, replacing and terminating the previous senior unsecured credit facility. Upon closing, through a combination of $100 million in cash and $200 million borrowed as a revolving loan under the facility, WellCare repaid in full its $300 million term loan that was due in September 2016.

•	Adjusted net income margin for the full-year 2015 was 1.1 percent, an improvement from 0.7 percent for the full-year 2014.

•
Adjusted premium revenue for the fourth quarter of 2015 increased slightly to $3.4 billion compared with the fourth quarter of 2014. For the full-year 2015, adjusted premium revenue increased 6.7 percent to approximately $13.6 billion compared with the full-year 2014. Both the quarter-over-quarter and year-over-year increases were driven primarily by membership growth in the company’s Medicaid Health Plans segment.

•	Medicaid Health Plans membership grew to approximately 2.4 million members at December 31, 2015, an increase of 78,000 members from December 31, 2014.

•
Adjusted Medicaid Health Plans MBR in the fourth quarter of 2015 was 89.6 percent, an improvement of 210 basis points compared with the fourth quarter of 2014. For the full-year 2015, the adjusted Medicaid Health Plans MBR was 89.8 percent, a 70 basis point improvement compared with the full-year 2014.

•
Medicare Health Plans segment MBR for the full-year 2015 was 87.2 percent, an improvement of 130 basis points compared with the full-year 2014, driven by improved operational execution on initiatives launched in 2015 and the company’s 2015 bid strategy.

•
Medicare PDP MBR improved significantly in 2015 to 78.7 percent compared with 92.9 percent for the full-year 2014 as a result of the company’s 2015 bid strategy, improved pharmacy rebate performance and operational execution.

•	Effective January 1, 2016, WellCare successfully transitioned its pharmacy benefit management (PBM) to CVS Health Corporation.

Consolidated Operations Results
GAAP net income for the fourth quarter of 2015 was $13.0 million, or $0.29 per diluted share, compared with GAAP net income of $7.7 million, or $0.18 per diluted share, for the fourth quarter of 2014.

Adjusted net income for the fourth quarter of 2015 was $26.9 million, or $0.60 per diluted share, compared with adjusted net income of $18.0 million, or $0.41 per diluted share, for the fourth quarter of 2014. The year-over-year improvement in adjusted net income was the result of operational improvement in all three of the company’s reportable operating segments.

GAAP total premium revenue for the fourth quarter of 2015 was $3.5 billion compared with GAAP total premium revenue of approximately $3.4 billion for the fourth quarter of 2014.

Adjusted premium revenue for the fourth quarter of 2015 was approximately $3.41 billion compared with adjusted total premium revenue of approximately $3.35 billion for the fourth quarter 2014.

GAAP SG&A expense was $340.9 million in the fourth quarter of 2015 compared with $283.0 million for the same period in 2014. Adjusted SG&A expense was $307.5 million in the fourth quarter of 2015 compared with $274.7 million in the fourth quarter of 2014.

The adjusted SG&A expense ratio was 9.0 percent in the fourth quarter of 2015 compared with 8.2 percent in the fourth quarter of 2014. The 80 basis point increase was primarily driven by continued investments and re-establishment of variable compensation due to improved performance in 2015 compared with 2014.

Medicaid Health Plans Segment Results
Medicaid Health Plans segment membership increased by 78,000, or 3.4 percent year over year, to approximately 2.4 million members as of December 31, 2015. The increase was primarily a result of organic membership growth in Florida, Kentucky and Missouri.

Adjusted Medicaid Health Plans premium revenue was $2.3 billion for the fourth quarter of 2015, an increase of 7.9 percent year over year, and was mainly the result of membership growth.

The adjusted Medicaid Health Plans MBR was 89.6 percent for the fourth quarter of 2015, a decrease of 210 basis points from the fourth quarter of 2014 and 110 basis points sequentially. The year-over-year and sequential decreases were the result of continued operational improvement.

Medicare Health Plans Segment Results
Medicare Health Plans segment membership as of December 31, 2015, was 354,000, a decrease of 63,000 members from December 31, 2014. The decline in membership was primarily the result of the sale of the company’s Medicare Supplement business, Sterling Life Insurance Company (“Sterling”), on July 1, 2015, which accounted for approximately 43,000 members of the year-over-year decline, as well as the company’s 2015 bid positioning.

Medicare Health Plans premium revenue in the fourth quarter of 2015 decreased 4.8 percent year over year to $961.7 million and was primarily the result of the company’s 2015 bid actions.

The Medicare Health Plans MBR in the fourth quarter of 2015 was 88.7 percent, an increase of 220 basis points compared with the fourth quarter of 2014. The increase was primarily the result of the divestiture of Sterling and investments in quality improvement initiatives.

Medicare Prescription Drug Plans (PDP) Segment Results
WellCare’s Medicare PDP segment produced substantial improvement in the fourth quarter of 2015 compared with the fourth quarter of 2014. The outcome of the 2015 bid strategy was the primary driver of the year-over-year decreases in membership and premium revenue as reflected below:

•	The company’s Medicare PDP segment membership as of December 31, 2015 decreased 367,000 year over year, or 26.4 percent, to approximately 1.0 million members.

•	Premium revenue for the fourth quarter of 2015 was $184.9 million, a 26.7 percent decrease from the fourth quarter of 2014.

The Medicare PDP segment MBR in the fourth quarter of 2015 was 67.3 percent, a significant improvement from 79.8 percent in the fourth quarter of 2014, primarily driven by the company’s 2015 bid strategy, improved pharmacy rebate management and continued operational execution.

Operating Cash Flow and Financial Condition
Net cash provided by operating activities was $474.7 million for the three months ended December 31, 2015, compared with net cash provided by operating activities of $119.9 million for the three months ended December 31, 2014.

For the twelve months ended December 31, 2015, net cash provided by operating activities was $712.6 million compared with net cash provided by operating activities of $299.3 million for the twelve months ended December 31, 2014.

As of December 31, 2015, unregulated cash and investments were approximately $816.1 million compared with $385.0 million as of September 30, 2015, and $89.5 million as of December 31, 2014. The sequential and year-over-year increases are primarily due to the collection of approximately $845.5 million in Medicare PDP receivables from the Centers for Medicare and Medicaid Services (CMS) related to the 2014 plan year, benefiting both unregulated and regulated cash balances. The company used $100 million of the year-end cash balance to pay off the term loan in January 2016 as previously discussed.

Days in claims payable (DCP) was 47.1 days as of December 31, 2015, compared with 45.6 days as of both September 30, 2015 and December 31, 2014.

Conference Call and Webcast
A discussion of WellCare’s fourth quarter 2015 results will be available via a conference call and live webcast today at 9:30 a.m. Eastern time (ET).

The conference call will be webcast live from the company’s website and be accessible in the “Events and Presentations” section at ir.wellcare.com. A replay of the webcast will be available approximately one hour following the conclusion of the conference call.

The conference call can also be accessed by pre-registering using the following link: http://dpregister.com/10078581. Callers who pre-register will be given dial-in instructions and a unique PIN to gain immediate access to the call. Participants may pre-register now or at any time prior to the call and will receive simple instructions via email.

For those parties who do not have internet access or are unable to pre-register, the conference call may be accessed by calling:

Domestic participant dial in (toll free):    1-844-492-3724
International participant dial in:        1-412-542-4185

A telephonic replay will be available until midnight Eastern time on Tuesday, February 16, 2016. This replay may be accessed by dialing one of the numbers below and entering the replay access code of 10078581:

Domestic replay (toll free):         1-877-344-7529
International replay:            1-412-317-0088

About WellCare Health Plans, Inc.
Headquartered in Tampa, Fla., WellCare Health Plans, Inc. (NYSE: WCG) focuses exclusively on providing government-sponsored managed care services, primarily through Medicaid, Medicare Advantage and Medicare Prescription Drug Plans, to families, children, seniors and individuals with complex medical needs. The company served approximately 3.8 million members nationwide as of December 31, 2015. For more information about WellCare, please visit the company’s website at www.wellcare.com.

Basis of Presentation
In addition to results determined under GAAP, WellCare provides certain non-GAAP measurements that management believes are useful in assessing the company’s performance. Earnings per share, net income and, as noted below, other specific operating and financial results have been adjusted for the effect of certain expenses related to previously disclosed government investigations and related litigation and resolution costs (“investigation costs”); transitory costs related to the company’s decision to change its pharmacy benefit manager (PBM) as of January 1, 2016 (“PBM transitory costs”); certain nonrecurring incurred Iowa-related SG&A expenses relating to readiness costs, certain wind-down costs of WellCare's Iowa operations and certain legal costs (“Iowa SG&A costs”); costs related to the divestiture of Sterling (“Sterling divestiture costs”); the effect of a gain on the divestiture of Sterling and changes to the gain (“Sterling gain”); and, beginning in 2016, amortization expense associated with prior acquisitions (“acquisition-related amortization expenses”). Management believes these items are not indicative of long-term business operations performance.
For 2016, the company is not able to project at the time of this press release the amount of expenses associated with the PBM transitory costs, Iowa SG&A costs, potential changes in the Sterling gain or investigation costs and, therefore, cannot reconcile non-GAAP metrics affected by these items to total projected GAAP metrics.
Following is a description of the adjustments made to GAAP measures used to calculate the non-GAAP measures used in this news release.
Adjusted premium revenue (non-GAAP) = Total premium revenue (GAAP) less Medicaid premium taxes revenue and Medicaid reimbursements of the ACA industry fee. The company’s adjusted Medicaid Health Plans segment premium revenue uses this non-GAAP definition of adjusted premium revenue.
MBR (GAAP) = medical benefits expense divided by total premium revenue (GAAP).
Adjusted MBR (non-GAAP) = medical benefits expense divided by adjusted premium revenue. The company’s adjusted Medicaid Health Plans segment MBR uses this non-GAAP definition of adjusted MBR.
SG&A expense ratio (GAAP) = SG&A expense (GAAP) divided by total premium revenue (GAAP).
Adjusted SG&A expense (non-GAAP) = SG&A expense (GAAP) less investigation costs, PBM transitory costs, Sterling divestiture costs and Iowa SG&A costs.
Adjusted SG&A ratio (non-GAAP) = adjusted SG&A expense divided by adjusted premium revenue.
2016 adjusted depreciation & amortization = depreciation & amortization expense (GAAP) less acquisition-related amortization expenses.
2015 adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs and the Sterling gain.
2016 adjusted income before taxes (non-GAAP) = income before income taxes (GAAP) less investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expenses, and the Sterling gain.
Adjusted income tax expense (non-GAAP) = income tax associated with the applicable adjusted income before taxes, based on the applicable effective income tax rate.
Adjusted effective income tax rate (non-GAAP) = adjusted income tax expense divided by adjusted income before taxes.
Adjusted net income (non-GAAP) = adjusted income before taxes less adjusted income tax expense.
Adjusted net income margin (non-GAAP) = adjusted net income divided by adjusted premium revenue.
Adjusted earnings per diluted share (non-GAAP) = Adjusted net income divided by weighted average common shares outstanding on a fully diluted basis.

Cautionary Statement Regarding Forward-Looking Statements

This news release contains “forward-looking” statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Statements that are predictive in nature, that depend upon or refer to future events or conditions, or that include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “estimates,” and similar expressions are forward-looking statements. For example, statements regarding the company’s financial outlook, the pending Medicaid contract with Georgia DCH and the protests and related appeal of Iowa’s Medicaid managed care program bid awards, contain forward-looking statements. Forward-looking statements involve known and unknown risks and uncertainties that may cause WellCare’s actual future results to differ materially from those projected or contemplated in the forward-looking statements. These risks and uncertainties include, but are not limited to, the outcome of any protests and litigation related to the Medicaid awards, the approval of the Medicaid contracts by CMS, any changes to the programs or contracts, WellCare’s ability to address operational challenges related to new business, including, but not limited to, WellCare’s ability to meet the requirements of readiness reviews, WellCare’s progress on top priorities such as improving health care quality and access, ensuring a competitive cost position, and delivering prudent, profitable growth, WellCare’s ability to effectively estimate and manage growth, WellCare’s ability to effectively execute and integrate acquisitions, potential reductions in Medicaid and Medicare revenue, WellCare’s ability to estimate and manage medical benefits expense effectively, including through its vendors, its ability to negotiate actuarially sound rates, especially in new programs with limited experience, and WellCare’s ability to comply with the terms of the Corporate Integrity Agreement. Given the risks and uncertainties inherent in forward-looking statements, any of WellCare’s forward-looking statements could be incorrect and investors are cautioned not to place undue reliance on any of our forward-looking statements.

Additional information concerning these and other important risks and uncertainties can be found in the company’s filings with the U.S. Securities and Exchange Commission (“SEC”), included under the captions “Forward-Looking Statements” and “Risk Factors” in the company’s Annual Report on Form 10-K for the year ended December 31, 2014, and the company’s Quarterly Report on Form 10-Q for the period ended September 30, 2015, and other filings by WellCare with the SEC, which contain discussions of WellCare’s business and the various factors that may affect it. Subsequent events and developments may cause actual results to differ, perhaps materially, from WellCare’s forward-looking statements. WellCare’s forward-looking statements speak only as of the date on which the statements are made. WellCare undertakes no duty, and expressly disclaims any obligation, to update these forward-looking statements to reflect any future events, developments or otherwise.

CONTACTS:

Investor:	Media:
Angie McCabe	Crystal Warwell Walker
Vice President, Investor Relations	Senior Director, External Communications
Tel: 813-206-6958	Tel: 813-206-2697
angie.mccabe@wellcare.com	crystal.walker@wellcare.com

2016 Guidance Table

Guidance Metric	2016 Guidance as of February 9, 2016*

Segment premium revenue:
Adjusted Medicaid Health Plans(1)	$8.75B to $8.90B
Medicare Health Plans	$3.85B to $3.95B
Medicare PDP	$900M to $975M
Adjusted premium revenue(1)	$13.5B to $13.825B

Medicaid ACA industry fee reimbursement	$229M to $237M
Investment & other income	$12M to $16M

Segment MBR:
Adjusted Medicaid Health Plans(1)	89.0% to 90.0%
Medicare Health Plans	85.25% to 86.50%
Medicare PDP	81.0% to 83.0%

Adjusted SG&A ratio(2)(6)	7.7% to 7.9%
ACA industry fee expense	$223M to $233M
Adjusted depreciation & amortization(3)	$72M to $75M
Interest expense	$58M to $62M
Adjusted effective income tax rate(4)(6)	56.0% to 58.0%

Adjusted earnings per diluted share(5)(6)	$4.35 to $4.60
*No change from the 2016 guidance issued on January 12, 2016; refer to the basis of presentation for a discussion of non-GAAP financial measures.

(1)	Excludes an estimated $105.0 million to $110.0 million in Medicaid premium taxes and an estimated $229.0 million to $237.0 million for Medicaid ACA industry fee reimbursement.

(2)
Excludes the following items: an estimated $1.0 million to $2.0 million in Sterling divestiture costs; estimated Medicaid premium taxes and Medicaid ACA industry fee reimbursement; Iowa SG&A costs, PBM transitory costs and investigation costs.

(3)	Excludes an estimated $10.1 million of acquisition-related amortization expenses.

(4)
Excludes the estimated income tax effect associated with the investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expenses, and the Sterling gain.

(5)
The company estimates adjusted earnings per diluted share guidance by adjusting net income for the estimated net of tax effect of investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs, acquisition-related amortization expenses, and the Sterling gain.

(6) WellCare is not able to project amounts associated with the investigation costs, PBM transitory costs, Iowa SG&A costs, or changes to the Sterling gain and, therefore, cannot reconcile these metrics to total projected GAAP metrics.

WELLCARE HEALTH PLANS, INC.
MEMBERSHIP INFORMATION
(Unaudited)
				Change from
				September 30, 2015		December 31, 2014
	December 31, 2015	September 30, 2015	December 31, 2014	Change	% Change	Change	% Change
Medicaid Health Plans Membership by State:
Florida	781,000	788,000	722,000	(7,000)	(0.9)%	59,000	8.2%
Georgia	585,000	591,000	604,000	(6,000)	(1.0)%	(19,000)	(3.1)%
Kentucky	440,000	436,000	420,000	4,000	0.9%	20,000	4.8%
Illinois	168,000	173,000	161,000	(5,000)	(2.9)%	7,000	4.3%
New York	122,000	120,000	116,000	2,000	1.7%	6,000	5.2%
Other states	292,000	291,000	287,000	1,000	0.3%	5,000	1.7%
Total Medicaid Health Plans Membership (1)	2,388,000	2,399,000	2,310,000	(11,000)	(0.5)%	78,000	3.4%

Medicaid Health Plans Membership by Program:
TANF	1,988,000	1,986,000	1,863,000	2,000	0.1%	125,000	6.7%
SSI, ABD, Duals and LTC	274,000	274,000	263,000	—	0.0%	11,000	4.2%
CHIP and other	126,000	139,000	184,000	(13,000)	(9.4)%	(58,000)	(31.5)%
Total Medicaid Health Plans Membership (1)	2,388,000	2,399,000	2,310,000	(11,000)	(0.5)%	78,000	3.4%

Medicare Health Plans:
Medicare Advantage by State:
Florida	107,000	108,000	104,000	(1,000)	(0.9)%	3,000	2.9%
New York	46,000	47,000	52,000	(1,000)	(2.1)%	(6,000)	(11.5)%
Georgia	36,000	35,000	31,000	1,000	2.9%	5,000	16.1%
Texas	36,000	35,000	29,000	1,000	2.9%	7,000	24.1%
California	32,000	33,000	61,000	(1,000)	(3.0)%	(29,000)	(47.5)%
Mississippi	18,000	18,000	17,000	—	0.0%	1,000	5.9%
Other states	79,000	79,000	80,000	—	0.0%	(1,000)	(1.3)%
Total Medicare Advantage Health Plans	354,000	355,000	374,000	(1,000)	(0.3)%	(20,000)	(5.3)%
Medicare Supplement Insurance	—	—	43,000	—	0.0%	(43,000)	(100.0)%
Total Medicare Health Plans (1)	354,000	355,000	417,000	(1,000)	(0.3)%	(63,000)	(15.1)%

Medicare Prescription Drug Plans	1,025,000	1,032,000	1,392,000	(7,000)	(0.7)%	(367,000)	(26.4)%

Total Membership	3,767,000	3,786,000	4,119,000	(19,000)	(0.5)%	(352,000)	(8.5)%

(1) Medicaid Health Plans and Medicare Health Plans membership includes members who are dually-eligible for both Medicaid and Medicare. The dually-eligible membership for December 31, 2015 and September 30, 2015 was 43,000 and for December 31, 2014 was 32,000.

WellCare Health Plans, Inc.
Selected Data From Consolidated Statements of Comprehensive Income
(Unaudited; dollars in millions except share and per share data)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Revenues:
Premium	$3,405.3	$3,354.3	$13,560.9	$12,714.4
Medicaid premium taxes	27.8	19.5	94.7	76.5
ACA industry fee reimbursement	59.9	30.7	219.2	124.6
Total premium	3,493.0	3,404.5	13,874.8	12,915.5
Investment and other income	3.8	10.3	15.4	44.4
Total revenues	3,496.8	3,414.8	13,890.2	12,959.9

Expenses:
Medical benefits	3,001.8	2,994.4	11,978.5	11,455.2
Selling, general and administrative	340.9	283.0	1,132.9	1,018.8
ACA industry fee	56.8	34.4	227.3	137.7
Medicaid premium taxes	27.8	19.5	94.7	76.5
Depreciation and amortization	19.5	16.0	72.6	59.9
Interest	15.2	11.4	54.2	39.4
Impairment and other charges	—	—	—	24.1
Total expenses	3,462.0	3,358.7	13,560.2	12,811.6
Income from operations	34.8	56.1	330.0	148.3
Gain on divestiture of business	1.5	—	6.1	—
Bargain purchase gain	—	(2.1)	—	29.5
Income before income taxes	36.3	54.0	336.1	177.8
Income tax expense	23.3	46.3	217.5	114.1
Net income	$13.0	$7.7	$118.6	$63.7

Earnings per common share:
Basic	$0.29	$0.18	$2.69	$1.45
Diluted	$0.29	$0.18	$2.67	$1.44

Weighted average common shares outstanding:
Basic	44,109,559	43,902,192	44,057,579	43,864,367
Diluted	44,477,506	44,222,272	44,391,032	44,163,601

WellCare Health Plans, Inc.
Consolidated Balance Sheets
(Unaudited; dollars in millions except share data)

	December 31, 2015	December 31, 2014
Assets
Current Assets:
Cash and cash equivalents	$2,407.0	$1,313.5
Short-term investments	204.4	172.8
Premiums receivable, net	603.9	609.0
Pharmacy rebates receivable, net	252.5	358.9
Receivables from government partners	—	83.0
Funds receivable for the benefit of members	577.6	781.5
Income taxes receivable	50.6	—
Prepaid expenses and other current assets, net	137.7	170.5
Deferred income tax asset	34.8	37.1
Total current assets	4,268.5	3,526.3

Property, equipment and capitalized software, net	244.8	187.1
Goodwill	263.2	263.2
Other intangible assets, net	80.0	101.0
Long-term investments	131.8	257.3
Restricted investments	196.0	150.3
Other assets	9.3	9.8
Total Assets	$5,193.6	$4,495.0

Liabilities and Stockholders' Equity
Current Liabilities:
Medical benefits payable	$1,536.0	$1,483.8
Unearned premiums	27.7	86.9
Accounts payable and accrued expenses	405.2	313.6
Current portion of long-term debt	300.0	—
Current portion of amount payable related to investigation resolution	—	35.2
Income taxes payable	—	1.9
Other payables to government partners	172.7	14.3
Total current liabilities	2,441.6	1,935.7

Deferred income tax liability	87.4	48.4
Long-term debt	912.1	900.0
Other liabilities	24.2	15.0
Total liabilities	3,465.3	2,899.1

Commitments and contingencies	—	—

Stockholders' Equity:
Preferred stock, $0.01 par value (20,000,000 authorized, no shares issued or outstanding)	—	—
Common stock, $0.01 par value (100,000,000 authorized, 44,113,328 and 43,914,106 shares issued and outstanding at December 31, 2015 and December 31, 2014, respectively)	0.4	0.4
Paid-in capital	518.4	503.0
Retained earnings	1,211.7	1,093.1
Accumulated other comprehensive loss	(2.2)	(0.6)
Total Stockholders' Equity	1,728.3	1,595.9
Total Liabilities and Stockholders' Equity	$5,193.6	$4,495.0

WellCare Health Plans, Inc.
Consolidated Statements of Cash Flows
(Unaudited; dollars in millions)

	For the Year Ended December 31,
	2015	2014
Cash flows from operating activities:
Net income	$118.6	$63.7
Adjustments to reconcile net income to cash flows from operating activities:
Depreciation and amortization	72.6	59.9
Stock-based compensation expense	20.2	15.7
Gain on divestiture of business	(6.1)	—
Bargain purchase gain	—	(29.5)
Incremental tax benefit from stock-based compensation	(1.9)	(0.6)
Deferred taxes, net	44.6	(6.8)
Provision for doubtful receivables	14.6	15.2
Other, net	19.5	24.1
Changes in operating accounts, net of effects from acquisitions and divestitures:
Premiums receivable, net	(8.5)	(46.2)
Pharmacy rebates receivable, net	106.4	(161.2)
Medical benefits payable	68.6	423.4
Unearned premiums	(55.6)	82.4
Other payables to government partners	241.7	(106.0)
Amount payable related to investigation resolution	(35.2)	(35.1)
Accrued liabilities and other, net	113.1	0.3
Net cash provided by operating activities	712.6	299.3

Cash flow from investing activities:
Acquisitions and acquisition-related settlements, net of cash acquired	(17.2)	48.0
Purchases of investments	(165.7)	(416.7)
Proceeds from sales and maturities of investments	195.7	367.9
Additions to property, equipment and capitalized software, net	(137.0)	(74.8)
Net cash used in investing activities	(124.2)	(75.6)

Cash flows from financing activities:
Proceeds from issuance of debt, net of financing costs paid	308.9	298.6
Proceeds from exercises of stock options	0.3	0.5
Incremental tax benefit from stock-based compensation	1.9	0.6
Repurchase and retirement of shares to satisfy employee tax withholding requirements	(7.0)	(3.1)
Payments on capital leases	(0.1)	(1.4)
Funds paid for the benefit of members, net	201.1	(687.9)
Net cash provided by (used in) financing activities	505.1	(392.7)

Increase (decrease) in cash and cash equivalents	1,093.5	(169.0)
Balance at beginning of period	1,313.5	1,482.5
Balance at end of period	$2,407.0	$1,313.5

SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
Cash paid for taxes	$217.9	$100.9
Cash paid for interest	$51.9	$36.9

SUPPLEMENTAL DISCLOSURES OF NON-CASH TRANSACTIONS:
Non-cash additions to property, equipment, and capitalized software	$6.1	$11.7

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION
SELECTED SEGMENT INFORMATION
(Unaudited; dollars in millions)

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Medicaid Health Plans Segment:
Adjusted premium revenue by state(a)
Kentucky	$633.5	$608.5	$2,526.9	$2,257.5
Florida	597.2	528.9	2,253.8	1,718.1
Georgia	389.3	421.9	1,550.3	1,588.6
Other states	638.7	533.1	2,429.4	2,008.6
Adjusted premium revenue (a)	2,258.7	2,092.4	8,760.4	7,572.8
Medicaid premium taxes	27.8	19.5	94.7	76.5
ACA industry fee reimbursement	59.9	30.7	219.2	124.6
Premium revenue (GAAP)	2,346.4	2,142.6	9,074.3	7,773.9

Medical benefits expense	2,024.6	1,919.5	7,866.8	6,853.1

Medical benefits ratio (GAAP)	86.3%	89.6%	86.7%	88.2%
Adjusted medical benefits ratio(a)	89.6%	91.7%	89.8%	90.5%

Medicare Health Plans Segment:
Premium revenue	$961.7	$1,009.7	$3,898.8	$3,963.2
Medical benefits expense	852.9	873.5	3,401.7	3,506.9
Medical benefits ratio	88.7%	86.5%	87.2%	88.5%

Prescription Drug Plans Segment:
Premium revenue	$184.9	$252.2	$901.7	$1,178.4
Medical benefits expense	124.3	201.4	710.0	1,095.2
Medical benefits ratio	67.3%	79.8%	78.7%	92.9%

Total Company:
Adjusted premium revenue( a)	$3,405.3	$3,354.3	$13,560.9	$12,714.4
Medicaid premium taxes	27.8	19.5	94.7	76.5
ACA industry fee reimbursement	59.9	30.7	219.2	124.6
Premium revenue (GAAP)	3,493.0	3,404.5	13,874.8	12,915.5

Medical benefits expense	3,001.8	2,994.4	11,978.5	11,455.2

Medical benefits ratio (GAAP)	85.9%	88.0%	86.3%	88.7%
Adjusted medical benefits ratio(a)	88.2%	89.3%	88.3%	90.1%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)
Reconciliation of Selling, General and Administrative Expense Ratios
(Unaudited; dollars in millions)

The Company reports its selling, general and administrative ("SG&A") expense ratio on an adjusted or non-GAAP basis modified to exclude the effect of Medicaid premium taxes and ACA industry fee reimbursement from revenue. The Adjusted SG&A expense ratio also excludes the effect of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs.

	For the Three Months Ended December 31,		For the Year Ended December 31,
	2015	2014	2015	2014
Company premium revenue:
As determined under GAAP	$3,493.0	$3,404.5	$13,874.8	$12,915.5
Medicaid premium taxes	(27.8)	(19.5)	(94.7)	(76.5)
ACA industry fee reimbursement	(59.9)	(30.7)	(219.2)	(124.6)
Adjusted premium revenue(a)	$3,405.3	$3,354.3	$13,560.9	$12,714.4

SG&A Expense:
As determined under GAAP	$340.9	$283.0	$1,132.9	$1,018.8
Adjustments:
Investigation costs	(7.1)	(8.3)	(30.4)	(37.6)
Sterling divestiture costs	—	—	(2.0)	—
PBM transitory costs	(14.4)	—	(18.1)	—
Iowa SG&A costs	(11.9)	—	(11.9)	—
Adjusted SG&A Expense(a)	$307.5	$274.7	$1,070.5	$981.2

SG&A expense ratio:
As determined under GAAP	9.8%	8.3%	8.2%	7.9%
Effect of Medicaid premium taxes	0.1%	0.1%	0.1%	0.0%
Effect of ACA industry fee reimbursement	0.1%	0.1%	0.1%	0.1%
SG&A expense adjustments(b)	(1.0)%	(0.3)%	(0.5)%	(0.3)%
Adjusted SG&A expense ratio(a)	9.0%	8.2%	7.9%	7.7%

(a) Refer to the basis of presentation for a discussion of non-GAAP financial measures.

(b) Adjusted to exclude the effect of investigation, Sterling divestiture, PBM transitory and Iowa SG&A costs.

WELLCARE HEALTH PLANS, INC.
SUPPLEMENTAL INFORMATION (Continued)

Reconciliation of Certain GAAP Financial Information
(Unaudited; dollars in millions, except per share data)

The Company reports adjusted operating results on a non-GAAP basis to exclude certain expenses and other items that management believes are not indicative of longer-term business trends and operations. Following is certain financial information, as determined under GAAP, reconciled to the adjusted financial information for the same periods.

	For the Three Months Ended December 31, 2015				For the Three Months Ended December 31, 2014
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$340.9	$(33.4)	(a)	$307.5	$283.0	$(8.3)	(a)	$274.7
Gain on divestiture of business	$1.5	$(1.5)	(b)	$—	$—	$—		$—
Income tax expense	$23.3	$18.0	(c)	$41.3	$46.3	$(2.0)	(c)	$44.3
Net income	$13.0	$13.9		$26.9	$7.7	$10.3		$18.0
Effective tax rate	64.2%	(3.6)%	(c)	60.6%	85.7%	(14.6)%	(c)	71.1%

Earnings per share:
Basic	$0.29	$0.32		$0.61	$0.18	$0.23		$0.41
Diluted	$0.29	$0.31		$0.60	$0.18	$0.23		$0.41

	For the Year Ended December 31, 2015				For the Year Ended December 31, 2014
	GAAP	Adjustments		Adjusted (Non-GAAP)	GAAP	Adjustments		Adjusted (Non-GAAP)

Selling, general, and administrative expense	$1,132.9	$(62.4)	(a)	$1,070.5	$1,018.8	$(37.6)	(a)	$981.2
Gain on divestiture of business	$6.1	$(6.1)	(b)	$—	$—	$—		$—
Income tax expense	$217.5	$22.2	(c)	$239.7	$114.1	$10.4	(c)	$124.5
Net income	$118.6	$34.1		$152.7	$63.7	$27.2		$90.9
Effective tax rate	64.7%	(3.6)%	(c)	61.1%	64.2%	(6.4)%	(c)	57.8%

Earnings per share:
Basic	$2.69	$0.78		$3.47	$1.45	$0.62		$2.07
Diluted	$2.67	$0.77		$3.44	$1.44	$0.62		$2.06

(a) Comprised of investigation costs, Sterling divestiture costs, PBM transitory costs and Iowa SG&A costs, as disclosed in the “Reconciliation of Selling, General and Administrative Expense Ratios” table.

(b) Pre-tax gain recorded during the three months and year ended December 31, 2015 resulting from the divestiture of Sterling.

(c) The company estimated the effect on income tax expense and the effective tax rate associated with the investigation costs, PBM transitory costs, Sterling divestiture costs, Iowa SG&A costs and Sterling gain. These estimates are based on the effective income tax rates applicable to adjusted (non-GAAP) results.